Exhibit 2.1
Term Sheet for the Purchase Agreement (the “Purchase Agreement”)
Sun Media Investment Holdings Ltd.
As the Vendor
and
Sun New Media Inc.
As the Purchaser
Both Parties:
(1) SUN NEW MEDIA INC., a corporation incorporated and existing under the laws of the State of Minnesota, in the United States of America, whose stock is traded on the OTC Bulletin Board in the United States of America (the ‘‘Purchaser”).
(2) SUN MEDIA INVESTMENT HOLDINGS LTD., a corporation incorporated and existing under the laws of the British Virgin Islands (the “Vendor”).
Whereas:
1.	Credit Network 114 Limited (formerly known as Dongpo Academy Limited), as of the date of the Purchase Agreement, is a company incorporated in British Virgin Islands (the “Company”). The Company has 50,000 shares of capital stock authorized and has only one (1) share of ordinary stock issued and outstanding. The Company’s sole shareholder is the Vendor.

2.	As of the date of the Purchase Agreement, the Company owns assets which include a trademark application, 37 Domain Names and Registration Certificates and a database (including a Database Disc, Database by Access consisting of data for 1,237,6507 enterprises, and a Database by Microsoft Excel consisting of 4,925,279 enterprises’ data). For each enterprise, the Network Database lists: Enterprise Name, Contact Person, Address, Post Code, Zip Code, Telephone, Annual Production Output, Employee Headcount, Chief Products/Services, and Date of Establishment. The database compiles information about 17,301,786 companies in 31 provinces, cities and municipalities from a variety of official sources and then packages this information into an organized online format that can be easily searched by areas, enterprises’ names, addresses, telephone numbers and emails.

3.	As of the date of the Purchase Agreement, the Company owns the following rights through cooperation:
a)	Exclusive authorization by Dragon List Audio and Video Company Ltd. for the release of Dragon’s List Music Sales Report and Dragon’s List Music Radio Report;

b)	Exclusive authorization by the Ministry of Culture and China Audio and Video Press for the release of CAV News;

c)	Exclusive authorization by the Information Office of State Council and China Media Report for the release of China Website Newsletter and support form the related government organizations.
Acquisition Terms:
1.	Terms of Agreement

1.1	Contingent upon the approval of the Board of Directors, government organizations and securities administration, and the successful completion of a thorough due diligence exercise.

(1)	The Vendor agrees to sell, and the Purchaser agrees to Purchase 100% of its shares in the Company. The Vendor commits no encumbrances, lien or any third party’s claim attached on the shares and commits no disputation.

(2)	The consideration for the acquisition of 100% of the Company shall be US$2,500,000 to be fully satisfied in cash (the “Consideration Cash”) through four installments:
(a)	Within 10 days of the Completion Date, 25% of Consideration Cash, US $625,000, shall be paid in the way as designated by the Vendor; and

(b)	Within 30 days of the Completion Date, 25% of Consideration Cash, US $625,000 shall be paid in the way as designated by the Vendor; and

(c)	Within 60 days of the Completion Date, 25% of Consideration Cash, US $625,00, shall be paid in the way as designated by the Vendor; and

(d)	Within 90 days of the Completion Date, the balance of Consideration Cash, US $625,000, shall be paid in the way as designated by the Vendor.
2.	The Vendor commits no pledge, lien, any third party’s claim or disputation attached on its assets, which are exclusive, and all cooperative agreements of the Company can be effectively executed.

3.	The Vendor and Purchaser have signed a Supplementary Agreement, in which the Vendor commits to the following:
(a)	The Vendor agrees to devote the search engine technology into the Company for free.

(b)	The Vendor agrees to transfer useful B2B business and commercial opportunities to the Company for free. This means that once the Vendor encounters B2B business opportunities, it should pass them on to the Purchaser.
4.	Confidentiality: The Vendor, the Purchaser and their respective affiliates agree not to disclose the contents of the Purchase Agreement, or any related information, data or files, to any third party.

5.	Judicial cognizance: The Purchase Agreement is administrated by Hong Kong law and will be legally defined by Hong Kong law. Both parties agree to follow the non-exclusive judicial cognizance of the Hong Kong Court.
6. Take effect: The Purchase Agreement will become effective immediately after receiving the signature/stamp of legal or authorized representatives of both parties. There are two copies for each party which have the same effect.
The Purchaser:
Sun New Media Inc.
Signed by
On behalf of:
The Vendor:
Sun Media Investment Holdings Ltd.
Signed by
On behalf of: